Exhibit 99.1

   Global Partners LP Reports Second Quarter 2007 Financial Results

    WALTHAM, Mass.--(BUSINESS WIRE)--Aug. 8, 2007--Global Partners LP (NYSE: GLP) today reported net income of $0.6 million for the three months ended June 30, 2007, compared with $3.5 million for the same period in 2006.

    For the six months ended June 30, 2007, net income was $33.5 million compared with $16.2 million for the same period in 2006. Net income for the first six months of 2007 includes one-time gains of $14.1 million from the sale of the partnership's investment in NYMEX Holdings, Inc. and related NYMEX seats.

    Commenting on the results for the second quarter of 2007, Global Partners President and Chief Executive Officer Eric Slifka said, "Our results in the second quarter were in line with our expectations as volumes increased 32% due to the expansion of our terminal network. In addition, a strong performance within wholesale distillates offset margin weakness in wholesale gasoline."

    "On a year-over-year basis, we have added headcount, invested in our information technology infrastructure and continued to focus on growth opportunities throughout our marketplace," Slifka said. "In addition, second-quarter operating expenses increased with the start-up of the three former ExxonMobil refined products terminals we acquired in May."

    "Our second quarter was highlighted by the successful completion of our acquisition of three refined products terminals from ExxonMobil on May 9, enabling us to significantly increase our storage capacity and expand our presence in the Northeast," Slifka continued. "We are pleased with how the integration of these new terminals is proceeding."

    Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased to $5.6 million in the second quarter of 2007 from $6.6 million in the second quarter of 2006. Adjusted EBITDA, which excludes the first-quarter one-time gains, was $29.4 million for the six months ended June 30, 2007 compared with $23.4 million for the same period in 2006.

    Distributable cash flow for the second quarter of 2007 was $1.6 million compared with $4.2 million for the same period in 2006. For the first six months of 2007, distributable cash flow was $20.8 million compared with $17.8 million in the first half of 2006.

    Net income as adjusted for one-time gains, EBITDA, adjusted EBITDA and distributable cash flow are non-GAAP (Generally Accepted Accounting Principles) financial measures explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and six months ended June 30, 2007 and 2006.

    Sales for the three months ended June 30, 2007 increased to $1.4 billion from $1.0 billion for the comparable period in 2006 as a result of increased volumes and higher commodity prices. Wholesale segment sales were $1.3 billion in the second quarter of 2007 compared with $950.8 million in the same period in 2006. Commercial segment sales were $79.9 million in the second quarter of 2007 compared with $80.6 million in the comparable period of 2006. Combined gross profit for the three months ended June 30, 2007 increased approximately 5% to $21.6 million compared with $20.6 million in the same period of 2006.

    Sales for the first six months of 2007 increased to $3.0 billion from $2.4 billion for the first half of 2006. Wholesale segment sales were $2.7 billion in the first half of 2007 compared with $2.1 billion in the same period in 2006. Commercial segment sales were $212.5 million in the first half of 2007 compared with $234.6 million in the comparable period of 2006. Combined gross profit for the six months ended June 30, 2007 increased approximately 21% to $63.9 million compared with $52.9 million in the same period of 2006.

    Recent Highlights:

    -- The partnership increased its quarterly cash distribution to $0.4725 per unit ($1.89 per unit on an annualized basis) for the period from April 1, 2007 through June 30, 2007. The distribution represents an increase of 8.0% over the distribution of $0.4375 for the same period in 2006 and 1.6% over the distribution of $0.4650 for the first quarter of 2007.

    -- Global Partners signed an agreement to acquire two Long Island refined products terminals from ExxonMobil. Located in Inwood and Glenwood Landing, New York, the terminals have a combined storage capacity of 430,000 barrels.

    -- Global Partners completed its acquisition of three refined products terminals from ExxonMobil. Located in Albany and Newburgh, New York and Burlington, Vermont, the terminals have a combined active storage capacity of 1.3 million barrels. In addition, the partnership plans to seek permits to bring back into service an additional 926,000 barrels of storage capacity at these facilities.

    "In 2007, we have been successful in strategically expanding our footprint through the acquisition of high-quality assets that further position us for long-term success," Slifka concluded. "The ExxonMobil terminals represent a substantial investment in our next phase of growth. Over time, we fully expect these investments to generate solid returns for our unitholders and enable us to capitalize on organic growth opportunities."

    Financial Results Conference Call

    Management will review Global Partners' second-quarter 2007 financial results in a teleconference call for analysts and investors at 10:00 a.m. ET today.

    Time: 10:00 a.m. ET

    Dial-in numbers: (800) 263-8506 (U.S. and Canada)

    (719) 457-2681 (International)

    Five-day replay: (888) 203-1112 (U.S. and Canada)

    (719) 457-0820 (International)

    Conference code: 4940608 (Required for replay only)

    The call also will be webcast live and archived on the Global
Partners' website, www.globalp.com.

    Use of Non-GAAP Financial Measures

    EBITDA, Adjusted EBITDA and net income as adjusted for one-time gains are used as supplemental financial measures by management and external users of the partnership's financial statements to assess its: compliance with certain financial covenants included in its debt agreements; financial performance without regard to financing methods, capital structure, income taxes or historical cost basis; ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners; operating performance and return on invested capital as compared to those of other companies in the wholesale marketing and distribution of refined petroleum products business, without regard to financing methods and capital structure; and the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities. Adjusted EBITDA and net income as adjusted for one-time gains for the six months ended June 30, 2007 reflect the exclusion of the $14.1 million gain on investment in the first quarter of 2007. EBITDA, Adjusted EBITDA and net income as adjusted for one-time gains are not calculated or presented in accordance with GAAP. EBITDA, Adjusted EBITDA and net income as adjusted for one-time gains should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, Adjusted EBITDA and net income as adjusted for one-time gains exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA, Adjusted EBITDA and net income as adjusted for one-time gains as presented below may not be comparable to similarly titled measures of other companies.

    Distributable cash flow also is an important non-GAAP financial measure for limited partners of Global Partners since it serves as an indicator of the partnership's success in providing a cash return on their investment. Specifically, this financial measure indicates to investors whether or not Global Partners is generating cash flow at a level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. In addition, the distributable cash flow of Global Partners may not be comparable to similarly titled measures of other companies.

    About Global Partners LP

    Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls or has access to one of the largest terminal networks of refined petroleum products in the Northeast. The partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the Northeast. Global Partners LP, a FORTUNE 500(R) company, trades on the New York Stock Exchange under the ticker symbol "GLP." For additional information, please visit www.globalp.com.

    Safe Harbor Statement

    This news release contains certain "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts and can generally be identified by the use of forward-looking terminology including "will," "may," "believe," "expect," "anticipate," "estimate," "continue" or other similar words. Such statements may discuss business prospects, goals, new developments and future expectations or contain projections of results of operations, financial condition and Global Partners LP's ability to make distributions to unitholders. These statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause actual results to be materially different from the forward-looking statements contained in this news release. For specific risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP's Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the three months ended March 31, 2007 and subsequent filings the partnership makes with the Securities and Exchange Commission. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and Global Partners LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    The financial statements and financial information presented below reflect the operations of Global Partners LP.


GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per unit data)
(Unaudited)

                       Three Months Ended         Six Months Ended
                            June 30,                  June 30,
                    ------------------------  ------------------------
                       2007         2006         2007         2006
                    -----------  -----------  -----------  -----------

Sales               $1,384,090   $1,031,353   $2,957,266   $2,382,376
Cost of sales        1,362,468    1,010,709    2,893,392    2,329,515
                     ----------   ----------   ----------   ----------
Gross profit            21,622       20,644       63,874       52,861

Costs and operating
 expenses:
  Selling, general
   and
   administrative
   expenses             11,458        9,416       24,864       20,344
  Operating
   expenses              6,310        5,266       12,200       10,817
  Amortization
   expenses                358          406          716          812
                     ----------   ----------   ----------   ----------
    Total costs and
     operating
     expenses           18,126       15,088       37,780       31,973
                     ----------   ----------   ----------   ----------

Operating income         3,496        5,556       26,094       20,888

Interest expense        (2,523)      (1,786)      (5,839)      (4,106)
Other income                 -            -            -          356
Gain on sale of
 investment                  -            -       14,118            -
                     ----------   ----------   ----------   ----------

Income before
 income tax expense        973        3,770       34,373       17,138

Income tax expense        (363)        (290)        (888)        (970)
                     ----------   ----------   ----------   ----------

Net income          $      610   $    3,480   $   33,485   $   16,168
                     ==========   ==========   ==========   ==========

Less:
  General partner's
   interest in net
   income(1)               (11)         (70)        (668)        (324)
                     ----------   ----------   ----------   ----------
  Limited partners'
   interest in net
   income           $      599   $    3,410   $   32,817   $   15,844
                     ==========   ==========   ==========   ==========


(1) On May 9, 2007, the general partner interest was reduced to 1.73% as a result of the private placement of Class B units. Calculation includes the effect of the private placement of Class B units and is based on a weighted average of 1.83% and 1.99% for the three and six months ended June 30, 2007, respectively. For the three and six months ended June 30, 2006, the general partner interest was 2%.


GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)


                                              June 30,    December 31,
                                                2007          2006
                                             -----------  ------------
Assets
Current assets:
  Cash and cash equivalents                  $     2,527   $     3,861
  Accounts receivable, net                       272,993       202,580
  Accounts receivable - affiliates                 5,506         1,988
  Inventories                                    239,477       288,067
  Available for sale securities                        -        13,913
  Brokerage margin deposits                        4,591           625
  Fair value of forward fixed contracts              944        66,115
  Prepaid expenses and other current assets       10,563        18,924
                                              ----------    ----------
    Total current assets                         536,601       596,073

Property and equipment, net                      142,885        31,657
Intangible assets, net                             8,360         9,076
Other assets                                       3,454         2,081
                                              ----------    ----------

    Total assets                             $   691,300   $   638,887
                                              ==========    ==========


Liabilities and partners' equity
Current liabilities:
  Accounts payable                           $   232,898   $   222,034
  Revolving line of credit - current portion      98,100       188,700
  Notes payable, other - current portion             319           319
  Environmental liabilities - current
   portion                                           500             -
  Accrued expenses and other current
   liabilities                                    50,459        35,573
  Income taxes payable                                 -         1,164
  Obligations on forward fixed contracts and
   other derivatives                              10,517             -
                                              ----------    ----------
    Total current liabilities                    392,793       447,790

Revolving line of credit - less current
 portion                                         122,000        82,000
Notes payable, other - less current portion        1,083         1,239
Environmental liabilities - less current
 portion                                           7,500             -
Accrued pension benefit cost                       3,511         3,170
Deferred compensation                              1,388         1,429
Other long-term liabilities                           20            20
                                              ----------    ----------
    Total liabilities                            528,295       535,648

Partners' equity                                 163,005       103,239
                                              ----------    ----------

    Total liabilities and partners' equity   $   691,300   $   638,887
                                              ==========    ==========


GLOBAL PARTNERS LP
Financial Reconciliations
(In thousands, except per unit data)
(Unaudited)
                               Three Months Ended    Six Months Ended
                                    June 30,             June 30,
                               -------------------  ------------------
                                 2007      2006       2007      2006
                               --------- ---------  --------- --------
Table 1 - Reconciliation of
 net income to net income as
 adjusted for one-time gains
------------------------------

Net income                     $    610  $  3,480   $ 33,485  $16,168

Gain on sale of investment            -         -    (14,118)       -
                                --------  --------   --------  -------

Net income as adjusted for
 one-time gains                $    610  $  3,480   $ 19,367  $16,168
                                ========  ========   ========  =======


Table 2 - Reconciliation of
 net income to EBITDA and
 Adjusted EBITDA
------------------------------

Net income                     $    610  $  3,480   $ 33,485  $16,168

  Depreciation and
   amortization                   2,067     1,088      3,336    2,160

  Interest expense                2,523     1,786      5,839    4,106

  Income tax expense                363       290        888      970
                                --------  --------   --------  -------

    EBITDA                        5,563     6,644     43,548   23,404

    Gain on sale of investment        -         -    (14,118)       -
                                --------  --------   --------  -------

    Adjusted EBITDA            $  5,563  $  6,644   $ 29,430  $23,404
                                ========  ========   ========  =======

Table 3 - Reconciliation of
 cash flow from operating
 activities to EBITDA and
 Adjusted EBITDA
------------------------------

Cash flow from operating
 activities                    $(39,431) $(44,350)  $101,297  $12,239

Net change in operating assets
 and liabilities                 42,108    48,918    (64,476)   6,089

Interest expense                  2,523     1,786      5,839    4,106

Income tax expense                  363       290        888      970
                                --------  --------   --------  -------

    EBITDA                        5,563     6,644     43,548   23,404

    Gain on sale of investment        -         -    (14,118)       -
                                --------  --------   --------  -------

    Adjusted EBITDA            $  5,563  $  6,644   $ 29,430  $23,404
                                ========  ========   ========  =======

Table 4 - Reconciliation of
 net income to distributable
 cash flow
------------------------------

Net income                     $    610  $  3,480   $ 33,485  $16,168

Depreciation and amortization     2,067     1,088      3,336    2,160

Gain on sale of investment            -         -    (14,118)       -

Maintenance capital
 expenditures                    (1,100)     (411)    (1,867)    (515)
                                --------  --------   --------  -------

    Distributable cash flow    $  1,577  $  4,157   $ 20,836  $17,813
                                ========  ========   ========  =======


Table 5 - Reconciliation of
 cash flow from operating
 activities to distributable
 cash flow
------------------------------

Cash flow from operating
 activities                    $(39,431) $(44,350)  $101,297  $12,239

Net change in operating assets
 and liabilities                 42,108    48,918    (64,476)   6,089

Gain on sale of investment            -         -    (14,118)       -

Maintenance capital
 expenditures                    (1,100)     (411)    (1,867)    (515)
                                --------  --------   --------  -------

    Distributable cash flow    $  1,577  $  4,157   $ 20,836  $17,813
                                ========  ========   ========  =======


    CONTACT: Global Partners LP
             Thomas J. Hollister, 781-894-8800
             Chief Operating Officer and
             Chief Financial Officer
             or
             Edward J. Faneuil, 781-894-8800
             Executive Vice President,
             General Counsel and Secretary